Exhibit 10.5

CONTRACT FOR CONSULTING SERVICES

This Contract sets forth the terms under which James A. Beck (“Beck”), whose address is 4112 Ruskin Street, Houston, Texas 77005, shall provide offshore geological and geophysical consulting services and other reasonable services that may be requested by Seneca Resources Corporation (“Seneca”), a Pennsylvania corporation with an office at 1201 Louisiana St., Suite 400, Houston, Texas 77002-5604, which is a wholly-owned subsidiary of National Fuel Gas Company (“NFG”), a New Jersey corporation with an office at 6363 Main Street, Williamsville, NY 14221. Except as otherwise specifically stated, “National Fuel” means NFG and all its direct and indirect subsidiaries.

1.	EFFECTIVE DATE. This Contract shall be effective from and after July 1, 2006 if it has been approved by the Board of Directors of NFG whether before or after such date,

2.

SERVICES AND TERM. For a period of three (3) years beginning on the effective date, Beck shall personally provide to National Fuel geological and geophysical consulting services, including consultation on well placement, well design and prospect evaluation, relating to offshore oil and gas exploration and production, and such other personal services that are reasonably related thereto as requested orally or in writing by Seneca or another NFG subsidiary. The amount of consulting to be requested and performed will be no more than one thousand (1000) hours in each consecutive twelve-month period beginning on the effective date nor more than 100 hours in any calendar month, and Beck shall submit monthly statements to Seneca showing the number of hours of work performed for Seneca or another NFG subsidiary under this provision 2 and the amount of any expenses and disbursements to be reimbursed hereunder, all in accordance with the terms of this Contract. In the event Beck fails or refuses to perform consulting services as reasonably requested by National Fuel (including any failure because of death or disability), then National Fuel may in its sole discretion terminate this Contract upon thirty (30) days’ notice to Beck, if he has not cured such failure or refusal within that thirty-day period. Unless and until such failure or refusal is cured within that thirty-day period, National Fuel shall not be obligated to make any payment which is payable after notice of termination is given. If this Contract is so terminated, then:

(a)

National Fuel shall not be obligated to make any payments which are payable thereafter, other than for (i) work performed under provision 4 before the notice of termination was given, and (ii) expenses reasonably incurred under provision 6 before the notice of termination was given; and

(b)	the obligations in provisions 11, 13, and 16 shall survive any such termination.

3.

ANNUAL FEE. As consideration for such services, Seneca shall pay or cause other subsidiaries of NFG to pay Beck an annual fee of $200,000, payable in monthly increments of one-twelfth (1/12) of the annual fee.

4.

ADDITIONAL FEES. In addition, Seneca or another subsidiary of NFG may request that Beck provide onshore geological and geophysical consulting services. In the event that Beck has available time and performs such services, Seneca or another subsidiary of NFG shall pay Beck an additional fee of $200 per hour for each hour of requested onshore services performed. During periods of such additional services, Beck shall submit monthly statements to Seneca showing the number of hours of work performed for Seneca or another NFG subsidiary under this provision 4, the charges therefor, and the amount of any expenses and disbursements to be reimbursed hereunder, all in accordance with the terms of this Contract.

5.	SERVICES FOR OTHER ENTITIES.
(a)

Subject to provision 2, Beck may perform similar services as provided for hereunder for third parties relating to areas other than that portion of the Gulf of Mexico identified as the “Exclusive Project Area” on the plat included as an exhibit in the Consulting Agreement between Seneca and F.F. Foster and Associates dated as of December 1, 2005, (the “Foster Agreement”). However, until July 1, 2009, Beck shall not accept employment from, nor provide contract services to, any party if such employment or services could reasonably be construed to be in competition with NFG or any of its subsidiaries. Notwithstanding the foregoing, Beck shall not be deemed to be in violation of this Agreement by providing evaluation and analysis of proposed, ongoing or completed exploration or drilling operations on onshore property controlled exclusively by others than Seneca or NFG.

(b)

In the event that Beck independently generates or acquires rights to sell or farm-out a prospect or a portion thereof, separate from his work under this Contract, Seneca shall have a first right of refusal to acquire all or a portion of the prospect or interest to be sold or farmed-out, on terms at least as favorable as those offered and/or sold to third parties. If Seneca or NFG decline to participate in acquiring a prospect or interest in a prospect recommended by Beck, either independently or under this contract, Beck shall be free to sell such prospect or interest to any third party without further obligation hereunder. However, in the event that such prospect or interest is presented under the Foster Agreement, such sale or farm-out shall be controlled by the terms of the Foster Agreement.

6.

EXPENSES. In addition to the fees for services rendered, Seneca or another NFG subsidiary shall reimburse Beck’s out of pocket expenses incurred in connection with performance of services hereunder. Beck shall not incur expenses in excess of Two Hundred and No/00 Dollars ($200.00) in any day without Seneca’s prior written approval.

7.

LANDMARK. In order to maximize the efficiency of Beck’s consulting services, Seneca agrees to pay the tuition and costs of a one (1) week Landmark school in 3D seismic interpretation in Houston, Texas.

8.

COMPUTER. To provide for continuous availability of data related to Beck’s offshore consulting services, Beck shall be entitled to keep the laptop computer that he is using in his current employment, provided that he purge all NFG and subsidiaries’ data from that computer that does not relate directly to NFG’s and its subsidiaries’ offshore operations.

9.

INDEPENDENT CONTRACTOR. It is understood and agreed that, in performing all work hereunder, Beck shall be an independent contractor, responsible for accomplishing the results contracted for under this Contract, and, as such, shall control the detail, manner and means of providing consulting services pursuant to this Contract. Accordingly, Beck shall not be required to work any particular schedule, but shall use his best efforts to meet Seneca’s deadlines. Further, Beck shall not, within reason, be required to work at any particular location. However, Seneca shall provide reasonable and sufficient temporary office space and clerical and office services support when Beck’s presence is required at any of National Fuel’s offices in North America. Neither party shall in any way represent that it is an employer or employee of the other party. As an independent contractor, Beck is not authorized to make any contract, agreement, warranty or representation on behalf of Seneca or National Fuel, unless specifically authorized in writing by the Chief Executive Officer, Chief Operating Officer or President of NFG to do so.

10.	PROHIBITION AGAINST SUBCONTRACTING. Beck shall not subcontract out any of the work to be performed by him under this Contract without the prior written consent of Seneca.

11.	INDEMNITY.

(a)

Beck will indemnify and hold National Fuel harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses) arising out of any claim for loss of or damage to property, including property of National Fuel or Beck, liability to, injury to, or death of any person, including Beck, or an employee of National Fuel or Beck, caused by the reckless, intentionally tortious or grossly negligent acts or omissions of Beck, or his officers, employees, subcontractors or other agents, including but not limited to such acts or omissions which fail to comply with federal, state and local laws, ordinances and regulations, both foreign and domestic, applicable to services to be performed hereunder and all other applicable local, state and federal laws, ordinances and regulations, both foreign and domestic. For purposes of this provision 11 only, “National Fuel” shall include National Fuel Gas Company and all of its direct and indirect subsidiaries, along with any director, officer or employee of these entities.

(b)

Seneca will indemnify and hold Beck harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses) arising out of any claim related to the services performed under this Contract for loss of or damage to property, including property of National Fuel or Beck, liability to, injury to, or death of any person, including Beck, or an employee of National Fuel or Beck, unless caused by the reckless, grossly negligent or intentionally tortious acts or omissions of Beck, or his officers, employees, subcontractors or other agents, including but not limited to such acts or omissions which fail to comply with federal, state and local laws, ordinances and regulations, both foreign and domestic, applicable to services to be performed hereunder and all other applicable local, state and federal laws, ordinances and regulations, both foreign and domestic.

12.

INSURANCE. Seneca shall carry statutory workers’ compensation insurance coverage, commercial general liability insurance coverage and executive risk insurance coverage in an amount not less than $5,000,000. Seneca shall have Beck named as additional insured (with the exception of the workers’ compensation policy) under the above insurance policies in connection with any claims arising out of the services provided under this Contract. Each insurance policy provided by Seneca shall contain a waiver of the right of subrogation, and the coverage will be provided (except as otherwise described in the immediately following sentence) on a primary non-contributing basis and the limits will be exhausted before any other insurance is to apply. The commercial general liability insurance policy will also contain a severability of interest clause, so that each party shall be treated separately under that policy. The coverage provided by Seneca will, however, be on a secondary non-contributing basis excess of any other applicable primary auto insurance policies carried by Beck or his Assignee (as defined in provision 20) and the limits of any such primary auto insurance will be exhausted before the coverage provided by Seneca hereunder is to apply.

Seneca shall maintain this insurance at all times during performance of this Contract.

13.	CONFIDENTIALITY.

(a)

In performing his obligations under this Contract, Beck and his employees, officers, members and agents, if any, shall maintain all information gathered, developed or communicated to Beck by National Fuel or any of their directors, officers, employees or agents, in connection with the work performed hereunder in a confidential manner, whether or not identified as a trade secret or as proprietary and confidential by National Fuel. Beck agrees that Beck and his employees, officers, members and agents, if any, will not duplicate, distribute, disclose, or otherwise provide such information, or National Fuel’s trade secrets or proprietary and confidential information to anyone without prior written authorization of a Seneca officer. The obligations created by this paragraph shall survive the termination of this Contract.

(b)

National Fuel’s “trade secrets” and “confidential and proprietary information” include information and material concerning National Fuel which is not generally known to the public, including but not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, the specific projects on which Beck is working or has worked for National Fuel, any information, ideas, conclusions, progress of or regarding such projects, any other information obtained in the course of Beck’s employment or consultations, and records pertaining to National Fuel’s methods or practices of doing business and marketing its services and products, whether or not developed or prepared by Beck during the term of his employment with National Fuel or in connection with his providing consulting service to National Fuel. National Fuel’s trade secrets and confidential and proprietary information also include “writing” or “writings” which shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited to, books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs, whether or not developed or prepared by Beck during the term of his employment with National Fuel or in connection with his providing consulting services to National Fuel. National Fuel’s trade secrets and confidential and proprietary information do not include any information or material which is or becomes generally known to the public (other than by act of Beck or his representatives in breach of this Contract).

(c)	The confidentiality obligation contained in this provision 13 shall continue until the first to occur of the following:

(i)	the confidentiality obligation is terminated by written notice from NFG;

(ii)	one (1) year after termination of Beck’s consulting services under this Contract with respect to information regarding the Gulf of Mexico offshore and New York;

(iii)	two (2) years after termination of Beck’s consulting services under this Contract with respect to information regarding on shore other than Appalachia; or

(iv)	three (3) years after termination of Beck’s consulting services under this Contract with respect to information regarding Pennsylvania.

14.

BOARD APPROVAL. This Contract is made subject to approval and ratification by the Board of Directors of National Fuel Gas Company of this Agreement and the Retirement Agreement among the parties which is being executed concurrently herewith, to whom such agreements will be presented and favorably recommended by management at a meeting of that Board scheduled for June 8, 2006.

15.

COMMUNICATIONS. All notices under this Contract shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the addresses specified below or at such other addresses as either party shall have furnished to the other in writing in accordance herewith. However, communications regarding specific wells, prospects, and other day to day services may be communicated to Barry McMahan or such other party designated by Dave Smith. Notices and communications shall be effective when actually received by the addressee.

(a)	With respect to Beck:
James A. Beck
4112 Ruskin Street
Houston, Texas 77005

(b)	With respect to Seneca and NFG:
David F. Smith, Chief Operating Officer
National Fuel Gas Company
6363 Main Street
Williamsville, NY 14221

16.

AUDIT. Seneca shall have the right, upon reasonable notice, to examine and audit all of Beck’s billings and all of the backup support data for those billings, and all of Beck’s records showing compliance with applicable laws, rules, regulations and orders related to this Contract. Beck shall make available said information to Seneca, upon request, at the offices of National Fuel.

17.

SOCIAL SECURITY AND FAIR LABOR STANDARDS. Beck covenants and agrees that he is bound by and will observe and perform all duties required under the Social Security Act and the United States Fair Labor Standards Act, and all other applicable local, state, and federal laws, ordinances, and regulations.

18.	EQUAL EMPLOYMENT OPPORTUNITY. The Equal Opportunity clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended;

and Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §793, as amended; and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C. §§42l1-12; and the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et. seq., as amended, relating to equal employment opportunity; and the implementing Rules and Regulations of the Office of Federal Contracts Compliance Programs as set forth in 41 C.F.R. Chapter 60 are incorporated herein by specific reference.

19.

NON-WAIVER. Failure of either party to act or exercise its rights under this Contract upon the breach of any of the terms hereof by the other party shall not be construed as a waiver of such a breach or prevent said party from thereafter enforcing strict compliance with any or all of their terms hereof.

20.

NON-ASSIGNABILITY. The obligations of Beck hereunder are personal and cannot be assigned or delegated to subcontractors or employees except as provided in this provision 20. Beck may assign this Contract to a limited liability company or other entity wholly owned by Beck (“Assignee”), effective upon notice to Seneca signed by both Beck and the Assignee, which notice must include:

(a)	the full legal name, address and state of organization of the Assignee;

(b)	evidence of Beck’s sole ownership of the Assignee; and

(c)

the Assignee’s commitments that (i) the Assignee assumes all rights and obligations under this Contract, and (ii) all the Assignee’s services under this Contract must be performed by Beck individually unless Seneca expressly consents otherwise in writing.

Upon the effective date of such an assignment, Beck shall individually be relieved of all direct obligations under this Contract, which shall become the direct obligations of the Assignee (although Beck as an officer/employee of Assignee will continue to comply and help Assignee comply with the confidentiality provisions of provision 13 of this Contract). Neither Seneca nor

NFG may assign this Contract, other than as part of a merger or the acquisition of Seneca or NFG by an unrelated third party, without the express written consent of Beck. Said consent shall not be unreasonably withheld. During his life Beck may also make inter vivos transfers of some or all of his rights under this Contract to members of his family or entities established for their benefit, but Beck shall remain fully responsible for performance of all his obligations under this Contract, and the quantity and nature of all obligations of Beck under this Contract shall be interpreted as though such transfer had not occurred.

21.	GOVERNING LAW. This Contract shall be governed by the laws of the State of Texas without giving effect to the conflict of laws provisions thereof.

22.

SEVERABILITY. If any clause, sentence, paragraph, provision or other part hereof shall be adjudged by any court of competent jurisdiction to be invalid, the remainder hereof shall be interpreted so as to achieve as closely as possible the intent of the parties as originally expressed in this Contract.

23.

CAPTIONS AND HEADINGS. The captions and headings herein are for convenience only and are not to be construed as a part of this Contract, nor shall the same be construed as defining or limiting in any way the scope or intent of the provisions hereof.

24.

ENTIRE AGREEMENT. This Contract contains and states the entire agreement of the parties hereto and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Contract. Any modification to this Contract must be agreed upon in writing and signed by both parties.

25.	BINDING CONSIDERATION. Beck understands, represents, warrants, and agrees that the consideration provided under this Contract is in addition to anything of value to which he is entitled.

26.

BINDING AGREEMENT. This Contract is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. Beck represents, warrants and agrees that he has read, understands and intends to be bound by this Contract and its recitals, terms, conditions and representations.

27.

NO BENEFITS. Included in the fees payable under provision 3 hereof is an amount available to Beck for the payment by Beck for the purchase of life, medical and disability insurance and other National Fuel compensation benefits that might otherwise be required of National Fuel by law, rule, order or regulation of any governmental agency or authority if Beck were an employee. However, although compensation has been included for such benefits, Beck may elect not to purchase such benefits. Beck hereby waives any claims that such benefits should be furnished by National Fuel.

28.

SAFETY. Beck shall take all necessary and advisable precautions for the safety of persons and property in, on or about National Fuel’s property as may be required or appropriate by the conditions and progress of the work, and shall conform with National Fuel’s published policies and safety rules.

29.	CROSS-DEFAULT. Any breach of this Contract shall also be considered a breach of the Retirement Agreement among the parties of even date herewith.

30.

ARBITRATION. ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE BREACH OR VALIDITY THEREOF (“DISPUTE”) SHALL BE REFERRED TO AND FINALLY SETTLED BY FINAL AND BINDING ARBITRATION IN HOUSTON, TEXAS. THE TERM “CONTRACT” INCLUDES THE CONTRACT ITSELF AND ALL EXHIBITS AND ATTACHMENTS. THE PARTIES AGREE TO APPLY TEXAS LAW, BUT IGNORE ANY CONFLICTS OF LAW THAT WOULD REFER TO THE LAW OF ANOTHER JURISDICTION. UPON THE REQUEST OF ANY PARTY, WHETHER MADE BEFORE OR AFTER THE INSTITUTION OF ANY LEGAL PROCEEDINGS, ANY DISPUTE SHALL BE RESOLVED BY BINDING ARBITRATION BY THREE ARBITRATORS. THE PARTIES AGREE TO USE THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND, TO THE MAXIMUM EXTENT POSSIBLE, THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES

CODE). IF THE FEDERAL ARBITRATION ACT DOES NOT APPLY, THE PARTIES SELECT THE ARBITRATION LAW OF THE STATE HAVING THE MOST SIGNIFICANT CONTACTS WITH THE DISPUTE AS DETERMINED BY THE ARBITRATORS. THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT ARE TRANSACTIONS INVOLVING OR RELATED TO COMMERCE. IN ANY ARBITRATION, EACH PARTY SHALL DESIGNATE ONE ARBITRATOR WITHIN TEN (10) DAYS AFTER ONE PARTY PROVIDES THE OTHER WITH WRITTEN NOTICE OF AN INTENTION TO ARBITRATE AND THOSE TWO ARBITRATORS SHALL SELECT A THIRD, BUT, IF THEY CANNOT AGREE, THE ADMINISTRATOR OF THE AMERICAN ARBITRATION ASSOCIATION SHALL APPOINT THE THIRD ARBITRATOR AND, SHOULD ANY PARTY FAIL TO APPOINT AN ARBITRATOR, THEN SUCH ADMINISTRATOR SHALL DO SO. THE ARBITRATORS SHALL BASE THEIR DECISION ON THE APPLICABLE LAW, INCLUDING ANY LAWS RELATED TO STATUTES OF LIMITATION. THE ARBITRATORS SHALL NOT HAVE THE AUTHORITY TO AWARD, AND THE TRIBUNAL SHALL NOT AWARD, ANY DAMAGES OR COMPENSATION FOR PUNITIVE OR EXEMPLARY DAMAGES. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD, AND THE TRIBUNAL SHALL NOT AWARD, ANY ATTORNEY’S FEES, EXPERT WITNESS, OR OTHER SUCH FEES OR COSTS.

IN WITNESS WHEREOF, the parties have executed this Contract.

	National Fuel Gas Company	Seneca Resources Corporation

/s/ James A. Beck	By: /s/ P. C. Ackerman	By: /s/ P. C. Ackerman
James A. Beck	P. C. Ackerman	P. C. Ackerman
	Chief Executive Officer	Chairman